Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Rio Tinto plc (File numbers 333-13988, 333-10156, 333-8270 and 333-7328) of our report dated 6 April 2006 relating to the financial statements of Rio Tinto plc and Rio Tinto Limited which appears in the Form 6-K for the month of March 2006, which is incorporated by reference in this Form 20-F.

/s/ PricewaterhouseCoopers LLP	/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP	PricewaterhouseCoopers
Chartered Accountants	Chartered Accountants
London	Perth
United Kingdom	Australia
23 June 2006	23 June 2006